UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                       O'CONNOR EQUUS

Address of Principal Business Office:

                            One Freedom Valley Drive
                            Oaks, Pennsylvania 19456

Telephone number (including area code): 1-800-932-7781

Name and Address of Agent for Service of Process:

                                 Nicholas Vagra
                                UBS O'Connor LLC
                       One North Wacker Drive, 32nd Floor
                            Chicago, Illinois 60606

                                   Copies to:

                               Sean Graber, Esq.
                          Morgan, Lewis & Bockius LLP
                               1701 Market Street
                        Philadelphia, Pennsylvania 19103

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES [X]              NO []


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Chicago and State of Illinois on the 13th day of February, 2014.


                                                O'Connor EQUUS


                                   By:          /s/ Nicholas Vagra
                                                ------------------
                                                Nicholas Vagra
                                                President


                                   Attest:      /s/ Dianne M. Descoteaux
                                                ------------------------
                                                Dianne M. Descoteaux
                                                Vice President and Secretary